Exhibit 99.5

[FORM OF BROKER LETTER TO CLIENTS]

To Our Clients:

We are sending you this letter because we hold ordinary shares or American Depository Shares (“ADS”) of ASAT Holdings Limited, an exempted company with limited liability formed under the Companies Law of the Cayman Islands (the “Company”), for you. Enclosed for your consideration is a Prospectus, dated [                    ], 2006 (the (“Prospectus”), and a Beneficial Owner Election Form relating to the offering by the Company of subscription rights distributed to the holders (subject to certain exceptions) of record of its ordinary shares as of the close of business on [                    ], 2006, the record date. The subscription rights are described in detail in the Prospectus. You should carefully review the Prospectus and other materials enclosed as this letter does not contain a complete summary of the rights offering.

In connection with the rights offering, holders of ordinary shares of the Company, subject to certain exceptions described in the Prospectus, as of the record date have been granted subscription rights. Each subscription right entitles the holder to subscribe for and purchase one unit (a “Unit”) consisting of one Series A Redeemable Convertible Preferred Share, par value $0.01 per share, of the Company, and one warrant to purchase 50 ordinary shares, par value $0.01 per share, of the Company, at the subscription price of $50.00 per Unit. Each stockholder of record as of the record date was granted one basic subscription right for each approximately 1,850 ordinary shares the shareholder owned on the record date. If you held ordinary shares of the Company in the form of our American Depository Shares (“ADSs”), as each ADS represents 5 ordinary shares, you will effectively be able to purchase one Unit for every 370 ADSs that you held on the record date.

The Subscription Rights Certificates and underlying subscription rights are transferable to specified transferees. The subscription rights expire, if not exercised, at 5:00 p.m., New York City time, on [                    ], 2006 (the “Expiration Time”), unless the Company extends the rights offering in its sole discretion. The Company also may withdraw or amend the subscription rights or rights offering at any time prior to the Expiration Time. Should you exercise your rights, your exercise will not be revocable by you.

Only we, as registered holder of the subscription rights, may exercise the subscription rights. Accordingly, we request instructions as to whether you wish for us to elect to subscribe for any Units on your behalf in connection with the rights offering pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. If you wish to have us exercise subscription rights, please promptly so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

Your instructions to us should be forwarded as promptly as possible in order to permit us to timely exercise the subscription rights on your behalf in accordance with the provisions of the rights offering. The Rights Offering will expire at the Expiration Time. The exercise of your subscription rights may not be revoked.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO U.S. BANK NATIONAL ASSOCIATION, THE SUBSCRIPTION AGENT FOR THE RIGHTS OFFERING, AT (651) 495-3512.

BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus and other materials relating to the offering by ASAT Holdings Limited, an exempted company with limited liability formed under the Companies Law of the Cayman Islands (the “Company”), of subscription rights transferable to specified transferees to subscribe for and purchase units (each, a “Unit”) consisting of one Series A Redeemable Convertible Preferred Share, par value $0.01 per share, of the Company and one warrant to purchase 50 ordinary shares, par value $0.01 per share, of the Company at a subscription price of $50.00 per Unit.

Pursuant to the terms and subject to the conditions set forth in the Prospectus, the undersigned stockholder of the Company instructs you to exercise subscription rights to purchase shares of Units for the account of the undersigned as follows:

☐	Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for Units.

OR

☐	Please EXERCISE SUBSCRIPTION RIGHTS for Units as follows:

Number of ordinary shares of the Company held as of [                    ], 2006, the record date:                     .

Number of American Depository Shares of the Company (“ADS”) held as of [                    ], 2006, the record date:                     .

Subscription Right. Please exercise on my behalf subscription rights for                      Units (number of Units should not exceed one Unit for every 1,850 ordinary shares or 370 ADSs held in your account, rounded down to the nearest whole Unit). I represent that I will own at least one ordinary share of the Company or one ADS on the closing date of the rights offering.

☐	Payment in the following amount is enclosed $ .

☐	Please deduct payment from my account maintained by you as follows:

Account No.:	Amount to be deducted: $

Date: , 2006	SIGNATURE(S)

Please type or print name(s) below: